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                                   EXHIBIT 99
                                   ----------

Date  November 52008

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com
                ------------------------

             FFD Financial Corporation Reports Net Earnings For The
                     Three Months Ended September 30, 2008

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2008, of $331,000, or diluted earnings per share of $.31, compared to net earnings of $408,000, or $.37 per diluted share, reported for the comparable three-month period in 2007. The $77,000, or 18.9%, decrease in net earnings resulted from a decrease of $59,000, or 3.5%, in net interest income and increases of $72,000, or 6.3%, in general, administrative and other expenses and $17,000, or 19.3%, in the provision for losses on loans, which were partially offset by an increase of $37,000, or 26.8%, in other income and a decrease of $34,000, or 16.1%, in the provision for federal income taxes.

The decrease in net interest income was primarily due to a slight decline in yields on interest earning assets and decreases in the average balances of loans receivable and other interest-earning assets, which were partially offset by decreases in average deposits during the period. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The increase in other income was primarily the result of a $25,000 gain on the valuation of mortgage servicing rights and a $4,000 increase in gain on sale of mortgages. The increase in the provision for losses on loans was due to a combination of loan portfolio growth, net charge-offs, and management's assessment of current economic conditions. The decrease in the provision for income taxes was due to decreased earnings before income taxes.

FFD Financial Corporation reported total assets at September 30, 2008, of $176.3 million, a decrease of $5.4 million, or 3.0% over the June 30, 2008 balance of $181.7 million. Cash and cash equivalents decreased by 45.9% to $7.1 million from the June 30, 2008 balance of $13.1 million. Loans receivable (net) increased by .2% from the June 30, 2008, balance of $156.2 million to $156.6 million at September 30, 2008. Total liabilities decreased by 6.1% from the June 30, 2008 balance of $163.6 million to $158.0 million at September 30, 2008, and included deposits of $136.0 million, representing a decrease of 3.8% over the June 30, 2008 balance of $141.3 million. The increase in shareholders equity was primarily attributable to net earnings of $331,000 and proceeds from the exercise of stock options, which were partially offset by declines in the fair market value of investments available for sale and the payment of quarterly dividends. First Federal continues to maintain strong capital ratios, exceeding well capitalized regulatory requirements.

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF
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FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF
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                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                       September 30,    June 30,
      ASSETS                                                2008          2008
                                                        (unaudited)

Cash and cash equivalents                                $  7,055      $ 13,049
Investment securities                                       5,581         5,623
Mortgage-backed securities                                    311           323
Loans receivable, net                                     156,599       156,232
Loans held for sale                                           267             -
Other assets                                                6,482         6,511
                                                         --------      --------

      Total assets                                       $176,295      $181,738
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $135,996      $141,332
Borrowings                                                 20,430        20,595
Other liabilities                                           1,532         1,631
                                                         --------      --------
      Total liabilities                                   157,958       163,558
Shareholders' equity                                       18,337        18,180
                                                         --------      --------

      Total liabilities and shareholders' equity         $176,295      $181,738
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                      Three months ended
                                                         September 30,
                                                      2008           2007
                                                  (unaudited)    (unaudited)

Total interest income                                $2,724         $3,087

Total interest expense                                1,076          1,380
                                                     ------         ------

      Net interest income                             1,648          1,707

Provision for losses on loans                           105             88
                                                     ------         ------

      Net interest income after provision
       for losses on loans                            1,543          1,619

Other income                                            175            138

General, administrative and other expense             1,210          1,138
                                                     ------         ------

      Earnings before income taxes                      508            619

Federal income taxes                                    177            211
                                                     ------         ------

      NET EARNINGS                                   $  331         $  408
                                                     ======         ======

      EARNINGS PER SHARE
        Basic                                        $  .31         $  .37
                                                     ======         ======

        Diluted                                      $  .31         $  .37
                                                     ======         ======